Huiheng Medical, Inc. Announces Agreement to Acquire the ClearPath (TM) Breast Brachytherapy System

SHENZHEN, China, June 2 /PRNewswire-Asia-FirstCall/ -- Huiheng Medical, Inc. (“Huiheng” or the “Company”; OTC Bulletin Board: HHGM) announces that the Company has entered into an agreement to acquire all of the existing and outstanding shares of Portola Medical, Inc., a Delaware corporation (“Portola”). Portola owns assets consisting of the rights to develop, manufacture and market the ClearPath (TM) breast brachytherapy system (“ClearPath (TM)”).

About ClearPath (TM)

ClearPath (TM) is a unique multi-channel catheter brachytherapy, or internal radiation therapy, device used in breast cancer treatments designed to preserve the breast. Early stage breast cancer can often be effectively treated by a combination of a lumpectomy, a surgical procedure to remove a breast tumor, followed by radiation therapy treatment to kill any stray cancer cells around the tumor site that may not have been removed through surgery. Instead of irradiating the entire breast with an external beam of radiation, ClearPath (TM) brachytherapy can be employed to limit radiation exposure to the narrow margin of tissue surrounding the tumor site cavity where the residual cancer cells are most likely to occur.

The ClearPath (TM) device is placed in the resection cavity after a lumpectomy through a single incision. Once inside the cavity, the device expands so that the catheters, which are filled with a radiation source, conform to the shape of and make contact with the walls of the resection cavity, exposing that limited area to radiation. ClearPath’s (TM) unique design allows for conformal therapeutic radiation dose distribution during treatment and accommodates both high-dose rate and low-dose rate treatment methods.

ClearPath (TM) was created to address the shortcomings of other post lumpectomy radiation treatments such as balloon brachytherapy procedures, multi-catheter brachytherapy procedures and external radiation beam treatments. ClearPath (TM) combines, into a single device, the ease-of-use and patient comfort benefits of balloon brachytherapy with the customized dose planning benefits of multi-catheter brachytherapy procedures. In addition, ClearPath (TM) treatment plans are typically four or five days compared to the six to eight weeks required for external beam radiation treatments. Another advantage is that ClearPath (TM) is implanted through a single incision and is designed to minimize radiation exposure of nearby healthy tissue, which further distinguishes this product from others on the market.

ClearPath (TM) has received 510-k approval from the United States Food and Drug Administration and is covered by a number of patents in the United States. Based on estimates made public by North American Scientific, Inc. (“NASI”) several years ago, ClearPath (TM) has the potential to serve an addressable market of more than $500 million in the U.S. alone.

Comments from Huiheng’s Chairman and CEO

Mr. Hui Xiaobing, Huiheng’s Chairman and CEO, commented, “We are very excited to enter this large, developing market in China with this truly unique and cost-effective treatment for women with breast cancer.

“Aside from the U.S. market, we believe that ClearPath (TM) has great potential to help breast cancer patients in China, where the incidence of breast cancer is increasing each year ostensibly due to changes in lifestyle, widespread pollution and changes in diet. The Institute of Chinese Academy of Medical Sciences found that today breast cancer is the most common of malignant tumors in women in metropolitan cities, such as Shanghai and Beijing, which alone have a combined population of more than 30 million people.

“Furthermore, breast cancer awareness among Chinese women is also improving which leads to early detection and therefore, an increased opportunity for doctors to treat early stage breast cancer patients with ClearPath (TM) following a lumpectomy.

“Once integrated into our low-cost, high quality manufacturing system in China, we plan to begin marketing and distributing the product in China and throughout the world, including the United States. As a leading provider of radiation oncology solutions in China, we expect to find the same success with ClearPath (TM) that we have had with the rest of our advanced radiation oncology products.”

Mr. Hui continued, “We are very fortunate and pleased to have discovered this opportunity to acquire ClearPath (TM) at a price representing only a small fraction of its total development costs. Before filing for bankruptcy in March 2009, North American Scientific, Inc. spent years designing, developing and refining ClearPath (TM), obtaining FDA 510-k approval and filing a portfolio of patents protecting its special design and features. We believe NASI’s total investment to develop ClearPath (TM) and to support their organization over that period exceeded $30 million. We acquired the assets for only a nominal consideration and will fund the implementation out of internally generated funds.

“We believe that this opportunistic acquisition will create substantial value for our shareholders. We continue to aggressively seek acquisition opportunities for western developed technologies that can be manufactured in China and distributed through our channels in China and throughout the world.”

ClearPath (TM) History

ClearPath (TM) was designed and developed over a period of several years by North American Scientific, Inc. (“NASI”). NASI filed for bankruptcy in March of 2009, after conducting successful product trials for ClearPath (TM)and receiving FDA 510-k approval for the product. Shortly thereafter, Portola Medical, Inc. acquired the ClearPath (TM) assets from NASI out of bankruptcy.

About Huiheng Medical, Inc.

Huiheng Medical, Inc. (“Huiheng”) is a leading provider of cancer treatment equipment and after sales service in China. Huiheng develops, markets and sells advanced radiation treatment solutions that can be used to treat a wide variety of cancers, from the most common to the most complex. Huiheng’s external beam radiation oncology systems combine integrated CT imaging with stereotactic radiosurgery or conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. Huiheng’s technology is currently operating in more than 100 units installed in China and Asia. The Company maintains strong research and development capabilities, and has developed partnerships with a number of China’s leading universities, including Beijing University and China Science & Technology University. To learn more about Huiheng Medical, Inc., please visit http://www.huihengmedical.com.

Cautionary Statement Regarding Forward Looking Information

The foregoing compilation relates to Huiheng Medical, Inc. (“Huiheng”) and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Words like “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to Huiheng, its subsidiaries or management, are intended to identify such forward-looking statements. Huiheng’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements as a result of business conditions in our markets, customer installation schedules and other risks discussed in our filings with the Securities Exchange Commission. For more detailed information, the reader is referred to Huiheng’s Form 10-K, 10-Q and other related documents filed with the Securities and Exchange Commission.